EXHIBIT 99

PRESS RELEASE

Peoples Financial Services Corp. Third Quarter Earnings Report

Net Income through nine months in 2005 was $3,182,000 compared to $3,607,000 for the same period in 2004. For the quarter ending September 30, 2005, net income was $720,000 compared to $1,419,000 for the quarter ended September 30, 2004.

Total assets on September 30, 2005 were $386,400,000, which compares to $377,766,000 as of September 30, 2004. Total assets were flat when compared to the June 30, 2005 figure of $386,309,000. Compared to the September 30, 2004 figure of $240,299,000, net loans were up 3.49% at $248,684,000 as of September 30, 2005. On June 30, 2005, net loans were $246,527,000.

Deposits totaled $293,363,000 as of September 30, 2005, compared to $280,353,000 on September 30, 2004, an increase of 6.76%. Total deposits were $283,155,000 as of June 30, 2005.

Peoples Financial Services Corp., Hallstead, Pennsylvania, is the parent company of Peoples National Bank, an independent community bank with nine community offices. The community office locations are: Hallstead, Hop Bottom, Susquehanna, and Montrose, in Susquehanna County, Pennsylvania; Nicholson, Tunkhannock, and Meshoppen, in Wyoming County, Pennsylvania; and Conklin, Deposit, and Binghamton in Broome County, New York.

Except for the historical information, this press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties in the banking industry and overall economy. Such risks and uncertainties are detailed in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K and quarterly reports on Form 10-Q.